For Immediate Release:

IRET is Now Centerspace

MINNEAPOLIS, MN, December 9, 2020 – NYSE: IRET. IRET, a real estate company focused on the ownership, management, acquisition, and development of apartment communities announces that it is now Centerspace. The name and new brand platform reflect both the evolution of the company and its vision for the future. A redesigned company logo and website will be launched on December 10th. The legal name of the company will continue to be Investors Real Estate Trust, doing business as Centerspace. The company will refer to itself as Centerspace immediately and beginning December 21, 2020 its common shares of beneficial interest trading on the New York Stock Exchange under the ticker symbol “CSR”, and its Series C Cumulative Redeemable Preferred Shares trading under the ticker symbol “CSR PRC.” Outstanding share certificates of the company continue to be valid and will not be exchanged.

“The new name and brand platform embody our desire to provide better every days for our residents and team as we work to create belonging, satisfaction, purpose and growth. This is our way forward,” said Mark O. Decker, Jr, President and CEO of Centerspace. “We are proud of our previous 50 years and are excited for the future as Centerspace.”

To learn more about Centerspace, visit our website at www.centerspacehomes.com.

About Centerspace
Centerspace is a real estate development company focused on the ownership, management, acquisitions, redevelopment, and development of apartment communities. Currently, it owns 67 apartment communities consisting of 11,910 apartment homes. For more information please visit www.centerspacehomes.com or by calling Investor Relations at 701-837-7104.

Contact Information
Emily Miller
Investor Relations
Phone: 701-837-7104
E-mail: IR@centerspacehomes.com